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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF COOLEY GODWARD LLP]

December 28, 1998


MOTORVAC TECHNOLOGIES, INC.
1431 S. Village Way
Santa Ana, CA  92705

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by MOTORVAC TECHNOLOGIES, INC. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of an aggregate of 933,426 shares of the Company's Common Stock, $.01 par value (the "Shares"), including 120,000 shares for issuance pursuant to the Company's 1998 Stock Compensation Plan and 331,492 shares for issuance pursuant to the Company's 1998 Employee Stock Purchase Plan, 50,000 shares for issuance pursuant to the Company's 1996 Director Stock Plan, 325,000 shares for issuance pursuant to the Company's 1996 Stock Incentive Award Plan, and 106,934 shares for issuance pursuant to the Company's 1994 Stock Incentive Award Plan (collectively, the "Plans").

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



Jeremy D. Glaser